                                                                    EXHIBIT 3


                AMENDMENT NO. 5 AND AFFIRMATION OF GUARANTIES

     This Amendment No. 5 and Affirmation of Guaranties (this "Amendment") dated as of February 6, 1998 is by and among LDM Technologies, Inc., a Michigan corporation ("Borrower"), and LDM Holding Canada, Inc., a Michigan corporation ("LDM Holding") and LDM Technologies Company, a Nova Scotia unlimited liability company ("LDM Canada") (collectively, the "Guarantors"), and BankAmerica Business Credit, Inc., a Delaware corporation, for itself as a Lender and as Agent for the Lenders (in its capacities as Lender and as Agent, "Lender").

                               R E C I T AL S:

     WHEREAS, Borrower and Lender are parties to a Loan and Security Agreement, dated as of January 22, 1997, as amended and otherwise modified prior to the date hereof (as so amended and modified, and as the same may be further amended, restated, supplemented or otherwise modified, the "Loan Agreement"), pursuant to which Lender has made and may hereafter make loans, advances and other extensions of credit to Borrower;

     WHEREAS, Borrower wishes to obtain, and Lender is willing to grant, an amendment to the Loan Agreement as set forth herein, subject to the express terms and conditions specified in this Amendment; and

     WHEREAS, this Amendment shall constitute a Loan Document, these Recitals shall be construed as part of this Amendment and capitalized terms used but not otherwise defined in this Amendment shall have the meanings ascribed to them in the Loan Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the agreements, promises and covenants set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.   Amendment of Loan Agreement.

     (A) SECTION 1.1 OF THE LOAN AGREEMENT IS HEREBY AMENDED BY ADDING THE FOLLOWING DEFINITIONS IN THEIR PROPER ALPHABETICAL ORDER:

            "CAPEX Loans" means CAPEX Loans under, and as defined in, the Term Loan Agreement.

            "Fee Letter" means that certain fee letter, dated February 6, 1998, between Borrower and the Agent.

            "Huron" means Huron Plastics Group, Inc., a Michigan Corporation.


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            "Huron  Acquisition" means the acquisition by the Borrower of all of the outstanding capital stock of Huron and substantially all of the assets of Tadim.

            "Huron Acquisition Agreement" means that certain Stock and Asset Purchase Agreement, dated as of December 23, 1997 among the Borrower and the Sellers, as the same has been amended by (i) that certain First Amendment to Stock and Asset Purchase Agreement, dated as of January 23, 1998, (ii) that certain Second Amendment to Stock and Asset Purchase Agreement, dated as of January 30, 1998,
            (iii) that certain Third Amendment to Stock and Asset Purchase Agreement, dated as of February 2, 1998, and (iv) that certain Fourth Amendment to Stock and Asset Purchase Agreement, dated as of February 6, 1998, in each case among the Borrower and the Sellers.

            "Huron Related Transactions" means, collectively, (i) the Huron Acquisition, (ii) the Merger, (iii) the Term Loans to be made on February 6, 1998 and (iv) the Amendment No. 5 and Affirmation of Guaranties to this Agreement, dated as of February 6, 1998.

            "Merger" means the merger of Huron, Lakeport Plastics, Inc., HPG Body Systems, Inc. and HPG Chassis Systems, Inc. with, and into, the Borrower, with the Borrower as the surviving corporation thereof, pursuant to the Merger Documents.

            "Merger Documents" means the Agreement and Plan of Merger, dated as of February 6, 1998, among Huron, Lakeport Plastics, Inc., HPG Body Systems, Inc. and HPG Chassis Systems, Inc. and the Borrower, and all other documents entered into or delivered in connection with the Merger.

            "Mortgages" means: (a) each Mortgage, Charge/Mortgage of Land, Security Agreement, and Assignments of Leases and Rents dated the date hereof between the Borrower and/or LDM Canada and the Agent and delivered to the Agent; and (b) all other real property mortgages, leasehold mortgages, assignments of leases, mortgage deeds, deeds of trust, deeds to secure debt, security agreements, and other similar instruments hereafter entered into which provide the Agent a lien on or other interest in any portion of the Premises or the Real Estate or which relate to any such Lien or interest.

            "Sellers" means Huron, Tadim and the parties indicated in the Huron Acquisition Agreement as "selling shareholders" signatory thereto.

            "Tadim" means Tadim, Inc., a Michigan corporation.



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            "Term Agent" means BABC in its capacity as agent for the Term
            Lenders under  the Term Loan Agreement.

            "Term Lender" means a Lender under, and as defined in, the Term Loan Agreement.

            "Term Loan Agreement" means the Term Loan and Security Agreement, dated as of February 6, 1998, among the Borrower, the Term Agent and the Term Lenders, as the same may be supplemented, amended or otherwise modified from time to time.

            "Term Loan Agreement Obligations" means the Obligations under, and as defined in, the Term Loan Agreement.

            "Term Loans" means Term Loans under, and as defined in, the Term Loan Agreement.

     (B) SECTION 1.1 OF THE LOAN AGREEMENT IS HEREBY FURTHER AMENDED BY DELETING THE DEFINITION "APPRAISALS", "ELIGIBLE EQUIPMENT" AND "ELIGIBLE EQUIPMENT VALUE" IN THEIR ENTIRETY.

     (C) SECTION 1.1 OF THE LOAN AGREEMENT IS HEREBY FURTHER AMENDED BY DELETING THE DEFINITIONS OF "APPLICABLE MARGINS," "BORROWING BASE," "FIXED CHARGES," "LATEST PROJECTIONS," "LDM CANADA BORROWING BASE," "LDM CANADA GUARANTEE," "LDM CANADA SECURITY AGREEMENT," "LOAN DOCUMENTS," "MAJORITY LENDERS," "MAXIMUM REVOLVER AMOUNT," AND "PERMITTED LIENS" AND REPLACING SUCH DEFINITIONS WITH THE FOLLOWING:

            "Applicable Margins" shall mean (i) .25% per annum with respect to Base Rate Loans and (ii) 2.00% per annum with respect to LIBOR Rate Loans.

            "Borrowing Base" means the sum of:

            (a) up to eighty-five percent (85%) of the Net Amount of Eligible Accounts of the Borrower; plus

            (b) up to eighty-five percent (85%) of the Net Amount of Eligible Tooling Receivables of Borrower; plus

            (c) up to sixty percent (60%) of the book value of the Borrower's Eligible Inventory (valued at the lower of cost or market on a First-In First-Out basis); provided that advances attributable to this clause (c) shall not exceed $20,000,000; less


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            (i)   reserves established by the Borrower for accrued
                  interest on outstanding Revolving Loans;

            (ii) a reserve established by the Borrower for customer deposits reflected on the Borrower's books and records;

            (iii) reserves established by the Borrower with respect to any rebate arrangement between the Borrower or any of its Subsidiaries and the Ford Motor Company or any of its Affiliates; and

            (iv) all other reserves which the Agent in its reasonable credit judgment deems necessary to establish and maintain with respect to the Borrower's account upon at least one (1) Business Day's prior notice thereof to the Borrower, including, without limitation, any amounts which the Agent may need to pay for the account of the Borrower in order to preserve the value of the Collateral and/or the priority of the Agent's Lien in the Collateral consistent with the terms of this Agreement and the other Loan Documents.

            "Fixed Charges" means as to the Borrower on a consolidated basis (other than Como), for any fiscal period, the sum of (i) interest expenses paid or payable in cash, (ii) cash dividend payments,
            (iii) scheduled installments of principal paid or payable with respect to Debt for borrowed money (other than Revolving Loans) and Capital Leases; (iv) that portion of Capital Expenditures not financed by borrowings from third parties or with the proceeds of CAPEX Loans; and (v) income taxes paid or payable in cash.

            "Latest Projections" means: (a) on the Closing Date and thereafter until the Lenders receive new projections pursuant to Section 7.2(e), the projections of the Borrower's results of operations, for the 1997, 1998 and 1999 Fiscal Year delivered to the Lenders prior to the Closing Date; and (b) thereafter, the projections most recently received by the Lenders pursuant to Section 7.2(e).

            "LDM Canada Borrowing Base" means the sum of:

            (a) up to eighty-five percent (85%) of the Net Amount of Eligible Accounts of LDM Canada; plus

            (b) up to eighty-five percent (85%) of the Net Amount of Eligible Tooling Receivables of LDM Canada; plus



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            (c)   up to sixty percent (60%) of the book value of LDM Canada's
                  Eligible Inventory (valued at the lower of cost or market on a First-In First-Out basis); less

            (i) a reserve for customer deposits reflected on LDM Canada's books and records;

            (ii) reserves established by Agent for goods and services, excise and sales taxes; and

            (iii) all other reserves which the Agent in its reasonable credit judgment deems necessary to establish and maintain with respect to LDM Canada's account upon at least one (1) Business Day's prior notice thereof to LDM Canada, including, without limitation, any amounts which the Agent may need to pay for the account of LDM Canada in order to preserve the value of the Collateral and/or the priority of the Agent's Lien in the Collateral consistent with the terms of this Agreement and the other Loan Documents.

            "LDM Canada Guarantee" means, collectively, (i) the LDM Canada Guarantee, dated as of January 22, 1997, duly executed and delivered by LDM Canada to the Agent for the benefit of itself and the Lenders and (ii) the LDM Canada Guarantee, dated as of February 6, 1998, duly executed and delivered by LDM Canada to the Term Agent, for the benefit of itself and the Term Lenders, as each may be amended, supplemented or otherwise modified from time to time.

            "LDM Canada Security Agreement" means, collectively, (i) the $100,000,000 Cdn. fixed and floating charge demand debenture and related pledge agreement in respect thereof, each dated as of January 22, 1997, duly executed and delivered by LDM Canada to the Agent for the benefit of itself and the Lenders and (ii) the $100,000,000 Cdn. fixed and floating charge demand debenture and related pledge agreement in respect thereof, each dated as of February 6, 1998, duly executed and delivered by LDM Canada in favor of the Term Agent, for the benefit of itself and the Term Lenders, as each may be amended, supplemented or otherwise modified from time to time.

            "Loan Documents" means this Agreement, the Intellectual Property Security Agreement, the Mortgages, the Pledge Agreement, the Guarantor Documents and any other agreements, instruments, and documents heretofore, now or hereafter evidencing, securing, guaranteeing or otherwise relating to the Obligations, the Collateral, or any other aspect of the transactions contemplated by this

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          Agreement.



          "Majority Lenders" means, at any time, Lenders whose Pro Rata Shares
          aggregate        more than 66- % of the Commitments, plus, Term Loan
          Lenders whose Pro Rata Shares (as defined in the Term Loan
          Agreement) aggregate more than 66-    % of the Commitments under, and
          as defined in, the Term Loan Agreement.

          "Maximum Revolver Amount" means $75,000,000.


          "Permitted Liens" means:



          (a) Liens for taxes not delinquent or for taxes being contested in good faith by appropriate proceedings and as to which adequate financial reserves have been established on Borrower's books and records and a stay of enforcement of any such Lien is in effect;

          (b)              the Agent's Liens;

          (c) deposits under worker's compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than liens arising under ERISA or Environmental Liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds in the ordinary course of business;

          (d) Liens securing the claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other like Persons; provided that the payment thereof is not at the time required by Section 9.1;

          (e) reservations, exceptions, encroachments, easements, rights of way, covenants running with the land, and other similar title exceptions or encumbrances affecting any Real Estate; provided that they do not in the aggregate materially detract from the value of the Real Estate or materially interfere with its use in the ordinary conduct of the Borrower's business;

          (f) judgment and other similar Liens arising in connection with court proceedings; provided that
                           (A) the existence of such Liens is being contested in good faith and by proper proceedings diligently pursued, (B)


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                           reserves or other appropriate provision, if any, as
                           are required by GAAP have been made therefor, (C) a stay of enforcement of any such Liens is in effect,
                           (D) the priority   of any such Liens is subordinate
                           to that of the Agent's Liens, and (E) the existence of any judgment or court proceedings upon which such
                           Liens are based does not otherwise constitute   an
                           Event of Default under this Agreement;


          (g) Liens in existence on the Closing Date, after giving effect to the initial Borrowing, and listed on Schedule 9.19, and any extensions or renewals thereof, provided that (x) the aggregate principal amount of the Debt, if any, secured by such Lien does not increase from that amount outstanding at the time of any such renewal or extension and (y) any such renewal or extension does not encumber any additional assets or properties of the Borrower or any of its Subsidiaries;

          (h)              Liens securing Intercompany Notes in accordance with
                           Section 9.13;

          (i)              Liens securing the Term Loan Agreement Obligations;
                           and

          (j) Lien arising under the Escrow Agreement (as defined in the Huron Acquisition Agreement).

    (d) SECTION 2.1 OF THE LOAN AGREEMENT IS HEREBY AMENDED BY DELETING IT IN ITS ENTIRETY AND REPLACING IT WITH THE FOLLOWING:

                           "2.1 Total Facility.  Subject to all of the terms and
            conditions of this Agreement, the Lenders severally agree to make available a total credit facility of up to $75,000,000 (the "Total Facility") for the Borrower's use from time to time during the term of this Agreement. The Total Facility shall be comprised of a revolving line of credit consisting of revolving loans and letters of credit up to the Maximum Revolver Amount, as described in Sections 2.2 and 2.4.".

    (e) SECTION 2.2(h)(i) OF THE LOAN AGREEMENT IS HEREBY AMENDED BY DELETING IT IN ITS ENTIRETY AND REPLACING IT WITH THE FOLLOWING:

            "(i) In the event the Agent shall elect, with the consent of BABC, to have the terms of this Section 2.2(h) apply to a requested Borrowing as described in Section 2.2(f), BABC shall make a Base Rate Loan in the amount of such Borrowing (any such Revolving Loan made solely by BABC pursuant to this Section 2.2(h) being referred to as a "BABC Loan" and such Revolving Loans being referred to collectively as "BABC Loans") available to the Borrower on the Funding Date applicable thereto by transferring same day funds to an account of the Borrower, designated in writing by the Borrower; provided, however, that the aggregate principal amount of BABC Loans shall not at any time exceed $10,000,000. Each BABC Loan is a


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



Revolving Loan hereunder and shall be subject to all the terms and conditions applicable to other Revolving Loans except that all payments thereon shall be payable to BABC solely for its own account (and for the account of the holder of any participation interest with respect to such Revolving Loan). The Agent shall not request BABC to make any BABC Loan if (i) the Agent shall have received written notice from any Lender, or otherwise has actual knowledge, that one or more of the applicable conditions precedent set forth in Article 10 will not be satisfied on the requested Funding Date for the applicable Borrowing, or (ii) the requested Borrowing would exceed the Revolver Availability of the Borrower on such Funding Date. BABC shall not otherwise be required to determine whether the applicable conditions precedent set forth in Article 10 have been satisfied or the requested Borrowing would exceed the Availability of the Borrower on the Funding Date applicable thereto prior to making, in its sole discretion, any BABC Loan.".

     (f) SECTION 4.8 OF THE LOAN AGREEMENT IS HEREBY AMENDED BY DELETING IT IN ITS ENTIRETY AND REPLACING IT WITH THE FOLLOWING:

                 "4.8 Apportionment, Application and Reversal of Payments.
            Aggregate principal and interest payments shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Loans to which such payments relate held by each Lender) and payments of the fees shall, as applicable, be apportioned ratably among the Lenders. All payments shall be remitted to the Agent and all such payments not relating to principal or interest of specific Loans, or not constituting payment of specific fees, and all proceeds of Accounts or other Collateral, the Pledged Collateral or the Guarantor Collateral received by the Agent, shall be applied, ratably, subject to the provisions of this Agreement, first, to pay, pro rata, any fees, or expense reimbursements then due to the Agent and the Term Agent from the Borrower under this Agreement and the Term Loan Agreement; second, to pay, pro rata, any fees or expense reimbursements then due to the Lenders and the Term Lenders from the Borrower under this Agreement and the Term Loan Agreement; third, to pay, pro rata, interest due in respect of all Revolving Loans, including BABC Loans and Agent Advances, Term Loans and CAPEX Loans; fourth, to pay or prepay, pro rata, principal of the BABC Loans and the Agent Advances, Revolving Loans, unpaid reimbursement obligations in respect of Letters of Credit, Term Loans and CAPEX Loans; and fifth, to the payment, pro rata, of any other Obligation or Term Loan Obligation due to the Agent, the Term Agent, any Lender or any Term Lender by the Borrower. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower, or unless an Event of Default is outstanding, neither the Agent nor any Lender shall apply any payments which it receives to any LIBOR Rate Loan, except (i) on the expiration date of the Interest Period applicable to any such LIBOR Rate Loan, or (ii) in the event, and only to the extent, that there are no outstanding Base Rate Loans. The Agent shall promptly distribute to each Lender, pursuant to the applicable wire transfer instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided in Section 2.2(j). The Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Obligations or Term Loan Obligations, as the case may be.".

     (g) SECTION 4.10 OF THE LOAN AGREEMENT IS HEREBY AMENDED BY DELETING IT IN ITS ENTIRETY AND REPLACING IT WITH THE FOLLOWING:

                 "4.10 Agent's and Lenders' Books and Records; Monthly
            Statements. The Borrower agrees that the Agent's and each Lender's books and records showing the Obligations and the transactions pursuant to this Agreement and the other Loan Documents shall be admissible in any action or proceeding arising therefrom, and shall constitute rebuttably presumptive proof thereof, irrespective of whether any Obligation is also evidenced by a promissory note or other instrument. The Agent will provide to the Borrower a monthly statement of Loans, payments, and other transactions pursuant to this Agreement. Such statement shall be deemed correct, accurate, and binding on the Borrower and an account stated (except for reversals and reapplications of payments made as provided in
            Section 4.8 and corrections of errors discovered by the Agent), unless the Borrower notifies the Agent in writing to the contrary within forty-five (45) days after such statement is rendered. In the event a timely written notice of objections is given by the Borrower, only the items to which exception is expressly made will be considered to be disputed by the Borrower.".

     (h) SECTION 6.7 OF THE LOAN AGREEMENT IS HEREBY AMENDED BY DELETING THE WORD "MONTHLY" WHERE IT APPEARS IN SUBSECTION (i) THEREOF AND REPLACING IT WITH THE WORD "WEEKLY".

     (i) SECTION 6.9 OF THE LOAN AGREEMENT IS HEREBY AMENDED BY ADDING THE FOLLOWING SUBCLAUSE AT THE END THEREOF.

            "(d) Notwithstanding anything to the contrary herein
                 and in particular Section 4.8, all proceeds and collections of LDM Canada's Accounts and other Collateral and payments received by the Agent and/or Lenders from LDM Canada shall be applied to fees and expense reimbursements not in the nature of interest for the purposes of the Income Tax Act of Canada and to principal before being applied to interest due or fees and expense reimbursements which are or may be in the nature of interest payments for the purposes of the Income Tax Act of Canada.".

     (j) ARTICLE 8 OF THE LOAN AGREEMENT IS HEREBY AMENDED BY ADDING THE FOLLOWING SUBSECTIONS AT THE END THEREOF:




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




                 "8.37 Huron Acquisition Agreement.  As of  February 6, 1998,
            the Borrower has delivered to the Agent a complete and correct copy of the Huron Acquisition Agreement (including all schedules, exhibits, amendments, supplements, modifications, assignments and all other documents delivered pursuant thereto or in connection therewith). Neither the Borrower nor, to the Borrower's knowledge, any other party thereto is in default in the performance or compliance with any provisions thereof. The Huron Acquisition Agreement is in compliance with applicable laws and the Huron Acquisition has been consummated in accordance with applicable laws and regulations. The Huron Acquisition Agreement is in full force and effect as of February 6, 1998 and has not been terminated, rescinded or withdrawn. All requisite approvals by Governmental Authorities having jurisdiction over the Borrower or its Subsidiaries, and other Persons referenced therein, with respect to the transactions contemplated by the Huron Acquisition Agreement, have been obtained, and no such approvals impose any conditions to the consummation of the transactions contemplated by the Huron Acquisition Agreement or to the conduct by the Borrower or any Subsidiary of its business thereafter. To the best of Borrower's knowledge, none of the sellers' representations or warranties in the Huron Acquisition Agreement contain any untrue statement of a material fact or omit any fact necessary to make the facts therein not misleading. Each of the representations or warranties given by the Borrower in the Huron Acquisition Agreement is true and correct in all material respects. Notwithstanding anything contained in the Huron Acquisition Agreement to the contrary, such representations and warranties of the Borrower are incorporated into this Agreement by this Section 8.37 and shall, solely for purposes of this Agreement and the benefit of the Lenders, survive both the consummation of the Huron Acquisition and the termination of the Huron Acquisition Agreement.

                  8.38 Merger. Merger Documents are in form and substance
            satisfactory for effecting the Merger pursuant to such agreements under the laws of the State of Michigan; the Merger Documents will be filed with the Secretary of State in the State of Michigan on February 6, 1998; and, upon the filing of the Merger Documents with the State of Michigan, the Merger will be effected and will be valid in accordance with the terms thereof and the laws of the State of Michigan.

                 8.39 Computer Systems.  On the basis of an inquiry made of the
            Borrower's and each of its Subsidiary's material suppliers, vendors and customers, the Borrower reasonably believes that the "Year 2000 problem" (that is, the risk that computer applications used by any Person may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31, 1999) will not result in a Material Adverse Effect.".


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     (k)  SECTION 9.9 OF THE LOAN AGREEMENT IS HEREBY AMENDED BY (i) DELETING
THE WORD "AND" AT THE END OF CLAUSE (ii) CONTAINED THEREIN AND INSERTING A COMMA IN LIEU THEREOF AND (ii) INSERTING THE FOLLOWING IMMEDIATELY AFTER CLAUSE
(iii) CONTAINED THEREIN:

           ", (iv) the merger of the Kenco Companies in to the Borrower, with the Borrower as the surviving corporation of such merger, shall be permitted and (v) the Merger shall be permitted.".

     (l) SECTION 9.12 OF THE LOAN AGREEMENT IS HEREBY AMENDED BY DELETING IT IN ITS ENTIRETY AND REPLACING IT WITH THE FOLLOWING:

           "9.12 Guarantees. Neither the Borrower nor any of its Subsidiaries shall make, issue or become liable on any Guaranty, except (i) Guarantees in favor of the Agent, (ii) Guarantees executed in connection with the Term Loan Agreement in favor of the Term Agent, (iii) Guarantees of the Debt of Como in an amount up to $1,000,000, (iv) Guarantees in favor of General Electric Capital Corporation of the Debt of LDM Canada in an amount up to $1,400,000 and (v) Guaranty in favor of Comerica Bank with respect to indebtedness of D&A Realty, Inc. in an amount not to exceed $2,000,000.".

     (m) SECTION 9.13 OF THE LOAN AGREEMENT IS HEREBY AMENDED BY DELETING IT IN ITS ENTIRETY AND REPLACING IT WITH THE FOLLOWING:

           "9.13 Debt. Neither the Borrower nor any of its Subsidiaries shall incur or maintain any Debt, other than:

           (a) the Obligations;

           (b) trade payables and contractual obligations to suppliers and customers incurred in the ordinary course of business;

           (c) Debt consisting of Senior Subordinated Notes, provided that the aggregate principal amount thereof shall not at any time exceed $110,000,000;

           (d) Debt consisting of  Intercompany Loans  made by the Borrower to
      (I) LDM Canada, provided that (i) LDM Canada shall have executed and delivered to the Borrower an Intercompany Note to evidence any such Intercompany Loan, any security interests granted to the Borrower on the assets of LDM Canada to secure the payments under its Intercompany Note shall be assigned to the Agent an pursuant to documentation in form and substance acceptable to the Agent, and such Intercompany Note shall be pledged to the Agent pursuant to the Pledge Agreement as additional collateral security for the Obligations, (ii) the Borrower shall record all such Intercompany Loans on its books and records in a manner satisfactory to Agent, (iii) at the time any such




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      Intercompany Loans is made by the Borrower and after giving effect thereto, each of the Borrower and LDM Canada shall be Solvent, (iv) the aggregate outstanding principal amount of Intercompany Loans under this clause (I) shall not at any one time exceed $17,000,000, consisting of the Closing Date Intercompany Note and additional loans not to exceed $1,000,000, plus an amount equal to the sum of (A) an amount equal to the lesser of (x) $5,000,000 and (y) LDM Canada's Borrowing Base (as defined in the Loan and Security Agreement), plus (B) $4,000,000, provided, however, that the Intercompany Loans pursuant to clauses (A) and (B) above shall not exceed in any fiscal quarter the amount of LDM Canada's EBITDA for the immediately preceding fiscal quarter and (II) LDM Germany, provided that (i) LDM Germany shall have executed and delivered to the Borrower an Intercompany Note to evidence any such Intercompany Loan, and such Intercompany Note shall conform to the requirements of a loan to an Unleveraged Wholly Owned Restricted Subsidiary (as defined in the Indenture) pursuant to the terms and conditions contained in the Indenture, (ii) the Borrower shall record all such Intercompany Loans on its books and records in a manner satisfactory to Agent, (iii) at the time any such Intercompany Loan is made by the Borrower and after giving effect thereto, each of the Borrower and LDM Germany shall be Solvent and
      (iv) the aggregate outstanding principal amount of Intercompany Loans under this clause (II) shall not at any one time exceed $9,160,000;

                    (e)  Guaranties permitted pursuant to Section 9.12;

                    (f)  Debt evidenced by the Term Loan  Agreement; and

                    (e)  other Debt existing on the Closing Date and listed on
            Schedule 8.9 hereof, but without giving effect to any extensions, renewals or refinancing thereof.".

     (n) SECTION 9.14 OF THE LOAN AGREEMENT IS HEREBY AMENDED BY DELETING IT IN ITS ENTIRETY AND REPLACING IT WITH THE FOLLOWING:

            "9.14. PREPAYMENTS; AMENDMENTS. Neither the Borrower nor any of its Subsidiaries shall voluntarily prepay, or amend, supplement or otherwise modify the terms of, any Debt, except (i) the Obligations in accordance with the terms of this Agreement and (ii) the Obligations under, and as defined in, the Term Loan Agreement in accordance with the terms of the Term Loan Agreement.".


     (o) SECTION 9.17 OF THE LOAN AGREEMENT IS HEREBY AMENDED BY DELETING IT IN ITS ENTIRETY AND REPLACING IT WITH THE FOLLOWING:

                 "9.17  Computer Systems.  On or before December 31, 1999, the
            Borrower shall, and shall cause each of its Subsidiaries to, purchase, implement and test new information technology systems that are fully Year 2000 compliant. The Borrower shall deliver to the Agent, along with the Financial Statements delivered pursuant to Section 7.2(d), a report that sets forth the status of such systems and projected operational date, which report shall be in form and substance satisfactory to the Agent.".

     (p) SECTION 9.23 OF THE LOAN AGREEMENT IS HEREBY AMENDED BY DELETING IT IN ITS ENTIRETY AND REPLACING IT WITH THE FOLLOWING:

                 "9.23 Capital Expenditures.  (a) Neither the Borrower nor any
            of its Subsidiaries shall make or incur any Capital Expenditure if, after giving effect thereto, the aggregate amount of all Capital Expenditures by the Borrower and its Subsidiaries on a consolidated basis would exceed $25,000,000 during the 1998 Fiscal Year, (excluding the acquisition of the assets of Tadim), and $15,000,000 during each Fiscal Year thereafter.

                 (b) Notwithstanding anything to the contrary contained in
            clause (a) above, to the extent that Capital Expenditures made by the Borrower and its Subsidiaries during any Fiscal Year are less than the amount permitted to be made for such Fiscal Year pursuant to clause (a) (without taking into account any increase in the amount permitted during such period as a result of this clause (b)) 100% of such unused amount may be carried forward to the immediately succeeding Fiscal Year and utilized to make Capital Expenditures in excess of the amount permitted above in such following Fiscal Year.".

     (q) SECTION 9.25 OF THE LOAN AGREEMENT IS HEREBY AMENDED BY DELETING IT IN ITS ENTIRETY AND REPLACING IT WITH THE FOLLOWING:

                 "9.25 Fixed Charge Coverage Ratio.  The Borrower will maintain a Fixed Charge Coverage Ratio of not less than 1.00:1.00 for each period of four consecutive fiscal quarters ended at the end of the most recent fiscal quarter.".

     (r) SECTION 9 OF THE LOAN AGREEMENT IS HEREBY AMENDED BY ADDING THE FOLLOWING SUBSECTION AT THE END THEREOF:



                 "9.29  Canadian Tax Matters.  The Borrower shall quarterly and more frequently when requested by the Agent, provide to the Agent or cause LDM Canada to provide to the Agent (i) a detailed accounting of all amounts paid (upon collection of LDM Canada's accounts or otherwise) by LDM Canada to the Borrower, whether or not applied to the Obligations outstanding and whether by way of loans, loan repayments, dividends or otherwise, together with a calculation of all withholding and other taxes payable in respect thereof and (ii) evidence satisfactory to the Agent of the remittance when due to the applicable Governmental Authorities of all withholding and other taxes payable in respect thereof.".

     (s) SECTION 10.2 OF THE LOAN AGREEMENT IS HEREBY AMENDED BY RELETTER SUBSECTION (b) THEREOF AS SUBSECTION (c) AND ADDING THE FOLLOWING AS A NEW SUBSECTION (b):

                 (b) the Agent shall have received a Notice of Borrowing on or prior to the date required by the terms of  this Agreement; and"

     (t) SECTION 13.1 OF THE LOAN AGREEMENT IS HEREBY AMENDED BY DELETING IT IN ITS ENTIRETY AND REPLACING IT WITH THE FOLLOWING:

                 "13.1 No Waivers; Cumulative Remedies.  No failure by the
            Agent or any Lender to exercise any right, remedy, or option under this Agreement or any present or future supplement thereto, or in any other agreement between or among the Borrower and the Agent and/or any Lender, or delay by the Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by the Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by the Agent or the Lenders on any occasion shall affect or diminish the Agent's and each Lender's rights thereafter to require strict performance by the Borrower of any provision of this Agreement. The Agent's and each Lender's rights under this Agreement will be cumulative and not exclusive of any other right or remedy which the Agent or any Lender may have.".

     (u) SECTION 13.3(A) OF THE LOAN AGREEMENT IS HEREBY AMENDED BY DELETING IT IN ITS ENTIRETY AND REPLACING IT WITH THE FOLLOWING:

           "(a) Any Lender may, with the written consent of the Agent, assign and delegate to one or more assignees (provided that no written consent of the Agent shall be required in connection with any assignment and delegation by a Lender to an Affiliate of such Lender) (each an "Assignee") all, or any ratable part of all, of the Loans, the Commitments and the other rights and obligations of such Lender hereunder, in a minimum aggregate amount of $5,000,000; provided, however, that no such assignment shall be made unless a pro rata assignment of such Lender's Loans and Commitments under, and as defined in, the Term Loan Agreement shall be made simultaneously to the same Person; and provided further, that the Borrower and the Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the Borrower and the Agent by such Lender and the Assignee; (ii) such Lender and its Assignee shall have delivered to the Borrower and the Agent an Assignment and Acceptance in the form of Exhibit G ("Assignment and Acceptance") and (iii) the assignor Lender or Assignee has paid to the Agent a processing fee in the amount of $2,500.".

     (v) SECTION 13.3(e) OF THE LOAN AGREEMENT IS HEREBY AMENDED BY DELETING IT IN ITS ENTIRETY AND REPLACING IT WITH THE FOLLOWING:


           "(e) Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons not Affiliates of the Borrower (a "Participant") participating interests in any Loans, the Commitment of that Lender and the other interests of that Lender (the "originating Lender") hereunder and under the other Loan Documents; provided, however that no such participation shall be made unless a pro rata participation of such Lender's Loans and Commitments under, and as defined in, the Term Loan Agreement shall be simultaneously made to the same Person; and provided further, that (i) the originating Lender's obligations under this Agreement shall remain unchanged, (ii) the originating Lender shall remain solely responsible for the performance of such obligations, (iii) the Borrower and the Agent shall continue to deal solely and directly with the originating Lender in connection with the originating Lender's rights and obligations under this Agreement and the other Loan Documents, and (iv) no Lender shall transfer or grant any participating interest under which the Participant has right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation; except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement.".

     (w) SECTION 15.8 OF THE LOAN AGREEMENT IS HEREBY AMENDED BY DELETING IT IN ITS ENTIRETY AND REPLACING IT WITH THE FOLLOWING:

           "Notices. Except as otherwise provided herein, all notices, demands and requests that any party is required or elects to give to any other shall be in writing, or by a telecommunications device capable of creating a written record, and any such notice shall become effective
      (a) upon personal delivery thereof, including, but not limited to, delivery by overnight mail and courier service, (b) four (4) days after it shall have been mailed by United States mail, certified or registered, with postage prepaid, or (c) in the case of notice by such a telecommunications device, when properly transmitted, in each case addressed to the party to be notified as follows:

If to the Agent or to BABC:

     BankAmerica Business Credit, Inc.
     231 South LaSalle Street

     16th Floor
     Chicago, Illinois  60697
     Attention: Portfolio Manager, LDM
     Fax No.:  (312) 974-8760

If to Borrower:

     LDM Technologies, Inc.
     2500 Executive Hills Drive
     Auburn Hills, MI 48326
     Attention: Joseph E. Blake
     Fax No.: (248) 858-4122


     with copies to:

     LDM Technologies, Inc.
     2500 Executive Hills Drive
     Auburn Hills, MI 48326
     Attention: Gary E. Borushko
     Fax No.: (810) 858-2812

     LDM Technologies, Inc.
     1250 Maplelawn
     Troy, MI 48084
     Attention: Joseph E. Blake
     Fax No.: (248) 858-4122

     Dean & Fulkerson
     Fifth Floor
     801 West Big Beaver Road
     Troy, Michigan  48084-4767
     Attention: Michael B. Lewis
     Fax No. (248) 362-1358

or to such other address as each party may designate for itself by like notice. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to the persons designated above to receive copies shall not adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.".

     (x) EXHIBIT G TO THE LOAN AGREEMENT ("PERMITTED PERCENTAGE") IS HEREBY DELETED IN ITS ENTIRETY.

2. Consent. (a) Notwithstanding anything contained in Sections 9.9, 9.10, 9.21(i), (iii), (iv) and (v) of the Loan Agreement, the Lender hereby consents to the execution of the Huron Acquisition Agreement and the consummation of the Huron Acquisition..

     (b) Notwithstanding anything contained in Section 9.10 of the Loan Agreement, the Lender hereby consents to the Borrower holding 30% of the equity interests of Sunningdale Plastic Industries, Pte. Ltd., a Singapore company, in the form such equity interests are held by the Borrower as of the date of this Amendment.

3.   Warranties and Representations.   Borrower and each Guarantor hereby
warrants and represents to Lender that:

     (a) Authorization, etc. Each of Borrower and each Guarantor has the power and authority to execute, deliver and perform this Amendment and the Loan Agreement, as amended hereby, as applicable. Each of Borrower and each Guarantor has taken all necessary action (including, without limitation, obtaining approval of its stockholders if necessary) to authorize its execution, delivery and performance of this Amendment and the Loan Agreement, as amended hereby, as applicable. No consent, approval or authorization of, or declaration or filing with, any Governmental Authority, and no consent of any other Person, is required in connection with Borrower's or any Guarantor's execution, delivery and performance of this Amendment, except for those already duly obtained. This Amendment has been duly executed and delivered by Borrower and each Guarantor, and constitutes the legal, valid and binding obligation of Borrower and such Guarantor, enforceable against it in accordance with its terms without defense, setoff or counterclaim. Neither Borrower's nor any Guarantor's execution, delivery and performance of this Amendment do or will conflict with, or constitute a violation or breach of, or constitute a default under, or result in the creation or imposition of any Lien upon the property of Borrower or any of its Subsidiaries by reason of the terms of (a) any contract, mortgage, Lien, lease, agreement, indenture or instrument to which Borrower or any of its Subsidiaries is a party or which is binding upon it, (b) any Requirement of Law applicable to Borrower or any of its Subsidiaries, or (c) the certificate or articles of incorporation or by-laws, partnership agreement or limited liability company agreement of Borrower or any of its Subsidiaries.


     (b) Other Warranties and Representations. After giving effect to this Amendment and the consent set forth in Section 2 hereof, all of the warranties and representations of Borrower and each Guarantor contained in the Loan Agreement, the Guarantor Guarantees and the other Loan Documents (including, without limitations, this Amendment) are true and correct in all material respects on and as of the date hereof to the same extent as though made on and as of the date hereof (except those representations and warranties made expressly as of a different date).

     (c) No Default or Event of Default. After giving effect to this Amendment and the consent set forth in Section 2 hereof, no Default or Event of Default has occurred and is continuing as of the date hereof.

4. Conditions Precedent. Notwithstanding any other provision contained in this

Amendment or any other document, the effectiveness of this Amendment is further expressly conditioned upon the satisfaction of each condition set forth in this
Section 5 and the delivery of the following documents to Lender on or prior to the date hereof (unless another date shall be specified) and consummation of all of the transactions contemplated by each such document, all in form and substance and manner acceptable to Lender in its sole and absolute discretion:

     (a) Amendment. Lender shall have received a duly executed original of this Amendment signed by Borrower and each Guarantor.

     (b) Warranties and Representations. After giving effect to this Amendment and the consent set forth in Section 2 hereof, all of the warranties and representations of Borrower and each Guarantor contained in the Loan Agreement, the Guarantor Guarantees and the other Loan Documents (including, without limitation, this Amendment) shall be true and correct in all material respects on and as of the date hereof to the same extent as though made on and as of the date hereof (except those representations and warranties made expressly as of a different date).

     (c) No Default or Event of Default. After giving effect to this Amendment and the consent set forth in Section 2 hereof, no Default or Event of Default shall have occurred and be continuing as of the date hereof.

     (d) No Litigation. No litigation, investigation, proceeding, injunction, restraint or other action shall be pending or threatened against Borrower or any Affiliate of Borrower, or any officer, director, or executive of any thereof, which restrains, prevents or imposes adverse conditions upon, or which otherwise relates to, the execution, delivery or performance of this Amendment or the Huron Acquisition Agreement.

     (e) Consents and Acknowledgments. Borrower shall have obtained all consents, approvals and acknowledgments which may be required with respect to the execution, delivery and performance of this Amendment and the Huron Acquisition Agreement.

     (f) Fees, Costs and Expenses. Lender shall have received payment of all fees, (including, without limitation, all fees set forth in the Fee Letter), costs and expenses, including, without limitation, reasonable attorneys' fees and expenses (including, without limitation, the allocated costs and expenses of in-house counsel) invoiced to the Borrower and as otherwise due pursuant to the Loan Agreement, incurred by Lender in connection herewith.

     (g) Schedules.   (i)  The Borrower shall provide to the Lender  revised
Schedules to the Loan Documents to the extent necessary to reflect the merger of the Kenco Companies and the Huron Acquisition and the items set forth on the Schedules shall be satisfactory to the Lender or (ii) a certificate of the chief financial officer of the Borrower stating that the Schedules do not require any revision.

     (h) Huron Acquisition. The Lender shall have received evidence satisfactory to

Lender that the Borrower and the sellers under the Huron Acquisition Agreement shall have consummated the transactions contemplated by the Huron Acquisition Agreement in accordance with the terms set forth therein (which terms and conditions shall be satisfactory to the Lender and its counsel in all respects), and all documents required to be delivered pursuant to the Huron Acquisition Agreement shall have been executed and delivered by the Persons specified therein, and the Borrower shall have furnished to the Lender a certified copy of the Huron Acquisition Agreement and all exhibits and schedules thereto, as finally amended, and a certificate signed by the chairman of the board of the Borrower certifying that (i) the transactions contemplated by the Huron Acquisition Agreement have been consummated in accordance with the Huron Acquisition Agreement and no term or condition of the Huron Acquisition Agreement has been amended, modified or waived except as set forth in the certified copy of the Huron Acquisition Agreement provided to the Lender, (ii) any documents required to be filed to effect the Huron Acquisition Agreement have been filed in accordance with applicable law, and (iii) neither the Borrower nor any of its Subsidiaries has failed to perform any material obligation or covenant required by the Huron Acquisition Agreement to be performed or complied with by such Person on or before the date of consummation of the Huron Acquisition unless waived by the sellers thereunder, and the substance of such certificate shall be true and correct, and the Lender shall have received copies of the Huron Acquisition Agreement and the other documents required to be delivered pursuant to the Huron Acquisition Agreement and all consents, approvals or permits necessary or advisable to be obtained in connection therewith, in form and substance satisfactory to the Lender and its counsel.

     (i) Resolutions. The Lender shall have received a certified copy of the resolutions of the Borrower authorizing the execution and delivery of, and the consummation of the transactions contemplated by, this Amendment and the Huron Acquisition Agreement and all other documents or instruments to be executed and delivered in connection herewith and therewith and the performance of its obligations hereunder and thereunder.

     (j) Opinions. All opinions delivered in connection with the Huron Acquisition shall be addressed to the Agent and the Lenders or accompanied by a written authorization from the Person delivering such opinion stating that the Agent and the Lenders may rely on such document as though it were addressed to them.

     (k) Mortgages; Title Insurance. The Lender shall have received fully executed Mortgages and shall have received title insurance policies or, in the case of the LDM Canada Mortgage, title opinions, in form and substance acceptable to Lender, with respect to the Mortgages.

     (l) Solvency. The Lender shall have received a certificate executed by the chief financial officer of the Borrower in form and substance satisfactory to the Lender, dated the Closing Date, with respect to the value, Solvency and other factual information of, or relating to, as the case may be, of the Borrower and its Subsidiaries (on a consolidated basis), after giving effect to the Transaction.

     (m) Payoff. Payoff letters, in form and substance satisfactory to the Lender, from each Person to the effect that the total amount under the Seller's agreements with such Person howsoever due and owing (whether as principal, interest or premium) shall be satisfied (and such agreement term issued) upon payment of an amount certain together with such lien releases and such other documents as the Lender may request.

     (n) Financial Information.  The Borrower shall have delivered to the
Lender:

                (i) pro forma financial statements (including a balance sheet and income statement) for the Borrower and its Subsidiaries for the one year period ended on the last day of the fiscal quarter of the Borrower last ended prior to the Closing Date, assuming the Huron Related Transactions were effected on the first day of such one year period, and such pro forma financial statements shall be accompanied by an agreed upon procedures report prepared by Ernst & Young, LLP acceptable to the Lender, and the Lender shall be satisfied with such pro forma financial statements and the accounting practices and procedures utilized by the Borrower and its Subsidiaries; and

                (ii) the Lender shall have received such accountants' reports, calculations and pro forma financial data as shall be reasonably required by the Lender in order for them to determine compliance with any applicable covenants contained in the Indenture, all of which shall be in form and substance satisfactory to the Lender.

     (o) Merger. The Borrower shall have delivered to the Lender all Merger Documents, certified as true and correct by a Responsible Officer, all of which Merger Documents shall be in form and substance reasonably satisfactory to the Lender, and each of the conditions precedent to each Person's obligations under the Merger Documents to consummate the Merger shall have been satisfied (without any waiver thereto not agreed to by the Lender) to the reasonable satisfaction of the Lender. Simultaneously with the consummation of the transactions contemplated by this Amendment, the Merger shall have been consummated in substantial compliance with the terms of the Merger Documents and all applicable laws.

     (p) Term Loan Agreement. The Lender shall have received a fully executed copy of the Term Loan Agreement and all other documents entered into or delivered in connection with the Term Loan Agreement, the initial Borrowing under, and as defined in, the Term Loan Agreement, shall have occurred.

5. Further Assurances. Borrower hereby agrees, at its expense, to duly execute, acknowledge and deliver to Lender all agreements, certificates, instruments, opinions and other documents, and take all such actions, as Lender may request in order to further effectuate the purposes of this Amendment and to carry out the terms hereof.

6. No Novation; No Consent or Waiver. This Amendment is not, and shall not be construed
as, a novation, consent, waiver, release or modification with respect   to any
of the terms, provisions, conditions, representations, warranties, covenants, rights, powers or remedies set forth in the Loan Agreement or any of the other Loan Documents, except for the specific instance and purpose for which it is granted as expressly specified herein. Lender's failure, at any time or times hereafter, to require strict performance by Borrower of any provision or term of this Amendment shall not waive, affect or diminish any right of Lender thereafter to demand strict compliance and performance herewith. None of the undertakings, agreements, warranties, covenants and representations of Borrower contained in this Amendment shall be deemed to have been suspended or waived by Lender unless such suspension or waiver is (a) in writing and signed by Lender and (b) delivered to Borrower, notwithstanding any prior practice or course of dealing, or any waiver, forbearance or other similar agreement or understanding, whether any of the foregoing were or are oral or written, by or between the parties hereto.

7. Documents Remain in Effect. Except as amended and modified by this Amendment, the Loan Agreement and the other Loan Documents remain in full force and effect, and Borrower and each Guarantor hereby ratify, adopt and confirm their representations, warranties, agreements and covenants contained in, and obligations and liabilities under, the Loan Agreement and the other Loan Documents.

8. Reference to Loan Agreement. On and after the effectiveness of this Amendment, each reference in the Loan Agreement, as amended hereby, to "this Agreement", "hereunder", "hereof", "herein" or words of like import, and each reference to the "Loan Agreement" in any other Loan Document, or in any of the other agreements, documents or other instruments executed and delivered pursuant to the Loan Agreement, shall mean and be a reference to the Loan Agreement, as amended hereby.

9. Incorporation of Loan Agreement. Article 15 of the Loan Agreement, as amended herein, is incorporated herein by reference with the same effect as if set forth in full herein with only those modifications necessary to permit such Article to refer to this Amendment.

10. Affirmation of Guaranties. Each of LDM Holding and LDM Canada (i) consents to and approves the execution and delivery of this Amendment by the parties hereto, (ii) agrees that this Amendment does not and shall not limit or diminish in any manner the obligations of the Guarantors under their respective Guarantor Guarantees dated as of January 22, 1997, or under any of the other documents executed and/or delivered by any of the Guarantors in connection therewith, and agrees that such obligations of the Guarantors would not be limited or diminished in any manner even if the Guarantors had not executed this Amendment, (iii) agrees that this Amendment shall not be construed as requiring the consent of the Guarantors in any other circumstance, (iv) reaffirms its obligations under each of the Guarantor Guarantees and such other related documents, and (v) agrees that the Guarantor Guarantees and such other related documents remain in full force and effect and are each hereby ratified and confirmed.

11. Facsimile Counterparts. Delivery of an executed counterpart of a signature page to this

Amendment by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Amendment.

                          [signature page follows]

     IN WITNESS WHEREOF, this Amendment No. 5 and Affirmation of Guaranties has been duly executed as of the date first written above.

                                        LDM TECHNOLOGIES, INC.


                                        By: ___________________________
                                        Title:_________________________


                                        LDM HOLDING CANADA, INC.


                                        By:____________________________
                                        Title:_________________________


                                        LDM TECHNOLOGIES COMPANY


                                        By:____________________________
                                        Title:_________________________


                                        BANKAMERICA BUSINESS CREDIT, INC.,
                                        as Lender and as Agent


                                        By: ___________________________
                                        Title:_________________________








                                      S-1
                              [TO AMENDMENT NO. 5]